Exhibit 99.1

                   Commonwealth Bankshares, Inc., Norfolk, VA,
                     Announces Record Third Quarter Earnings

      NORFOLK, Va., Nov. 10 /PRNewswire-FirstCall/ -- Commonwealth Bankshares, Inc. (Nasdaq: CWBS) today reported record quarter end earnings of $905.3 thousand, an increase of 8.4% over the $835.0 thousand reported in the third quarter of 2003. For the nine months ended September 30, 2004, the Company reached a record $2.2 million in net income, an increase of 5.0% over the comparable period in 2003. On a per share basis, diluted earnings increased 9.1% to 36 cents for the quarter ended September 30, 2004 compared to 33 cents for the same period in 2003. Diluted earnings per share equaled 89 cents and 84 cents for the nine months ended September 30, 2004 and 2003, respectively.

    Profitability as measured by the Company's return on average assets (ROA) was 1.07% and 1.16% for the three months ended September 30, 2004 and 2003 and 93% and 1.01% for the nine months ended September 30, 2004 and 2003, respectively. ROA was impacted by an increase in net income of 8.4% for the third quarter which was offset by an increase in average assets of $51.5 million or 18.0% from September 30, 2003 to September 30, 2004. The return on average equity (ROE) was 16.99% and 19.25% for the three months ended September 30, 2004 and 2003 and 14.41% and 16.72% for the nine months ended September 30, 2004 and 2003, respectively. The decrease in ROE is the result of the growth in the third quarter's average equity of $4.0 million or 23.1% from September 30, 2003 to September 30, 2004.

    A fundamental source of the Company's earnings, net interest income, is defined as the difference between income on earning assets and the cost of funds supporting those assets. Significant categories of earning assets are loans and securities, while deposits and short-term borrowings represent the major portion of interest bearing liabilities. The level of net interest income is impacted primarily by variations in the volume and mix of these assets and liabilities, as well as changes in interest rates when compared to previous periods of operations. Net interest income was $9.4 million for the nine months ended September 30, 2004, an increase of $1.2 million or 14.6% over the comparable period in 2003. For the quarter ended September 30, 2004, net interest income was $3.6 million, up 25.7% over the quarter ended September 30, 2003.

    Total interest income was $15.8 million for the nine months ended September 30, 2004, an increase of $1.3 million, or 8.9% over the same period of 2003. For the quarter ended September 30, 2004, total interest income was $5.8 million, up 16.3% from the quarter ended September 30, 2003. Strong loan demand continued into the third quarter of 2004 generating record increases in interest income. Interest income on loans increased $1.5 million or 10.6% to $15.4 million for the nine months ended September 30, 2004. For the three months ended September 30, 2004, interest income on loans increased 18.4% to $5.6 million compared to $4.8 million for the comparable period in 2003.

    Interest expense of $6.4 million for the nine months ended September 30, 2004 represented an $84.5 thousand increase from the comparable period in 2003. For the quarter ended September 30, 2004, interest expense was $2.2 million, up $77.8 thousand from the quarter ended September 30, 2003. This slight increase is due to the decrease in overall rates paid on liabilities as a result of the lower interest rate environment, which was offset by the record increase in the Company's average interest bearing liabilities.
Average deposits and short term borrowings increased $18.1 million and $14.4 million, respectively, from September 30, 2004 to September 30, 2003.

    Total assets at September 30, 2004 reached a new high of $342.0 million, up 23.6% or $65.4 million from $276.6 million at September 30, 2003. Total loans, the Company's largest and most profitable asset, ended the quarter at a record $289.6 million, up $66.1 million or 29.6% from September 30, 2003. The favorable financing environment along with the efforts of the Company's officers to develop new loan relationships combined with the support of existing customers continue to generate record loan demand for the Company.


    About Commonwealth Bankshares

    Commonwealth Bankshares, Inc. is the parent of Bank of the Commonwealth which opened its first office in Norfolk, Virginia, in 1971, creating a community bank that was attuned to local issues and could respond to the needs of local citizens and businesses. Over the last three decades, the Company's growth has mirrored that of the communities it serves. Today, Bank of the Commonwealth has nine bank branches strategically located throughout the Hampton Roads region and an extensive ATM network for added convenience. The Company continues to grow and develop new services, such as Online Banking and a Corporate Cash Management program and at the same time, maintain the longstanding commitment to personal service. Our slogan conveys our true corporate philosophy: "When you bank with us, you bank with your neighbors." Bank of the Commonwealth offers insurance services through its subsidiary BOC Insurance Agencies of Hampton Roads, Inc., title services through BOC Title of Hampton Roads, Inc. and mortgage funding services through one of its newest subsidiaries, Community Home Mortgage of Virginia, Inc. Additional information about the company, its products and services, can be found on the Web at http://www.bankofthecommonwealth.com.


    This press release contains forward-looking statements. Words such as "anticipates," " believes," "estimates," "expects," "intends," "should," "will," variations of such words and similar expressions are intended to identify forward-looking statements. These statements reflect management's current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could cause a difference include, among others: changes in the national and local economies or market conditions; changes in interest rates, deposit flows, loan demand and asset quality, including real estate and other collateral values; changes in banking regulations and accounting principals, policies or guidelines; and the impact of competition from traditional or new sources. These and other factors that may emerge could cause decisions and actual results to differ materially from current expectations. Commonwealth Bankshares, Inc. undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.




                  Commonwealth Bankshares, Inc. and Subsidiaries
                    Selected Financial Information (Unaudited)

    (in thousands, except per
     share data)                      Three Months Ended    Nine Months Ended
                                     September  September  September September
                                     30, 2004   30, 2003   30, 2004  30, 2003
    Operating Results:
      Interest Income                 $5,764     $4,957    $15,810    $14,521
      Interest Expense                 2,198      2,120      6,368      6,284
      Net interest income              3,566      2,837      9,442      8,237
      Provision for loan losses          270        135      1,105        375
      Noninterest income                 772        454      2,071      1,279
      Noninterest expense              2,704      2,065      7,121      6,214
      Income before provision for
       income taxes                    1,364      1,091      3,287      2,927
      Provision for income taxes         459        256      1,092        837
      Net income                        $905       $835     $2,195     $2,090

    Per Share Data:
      Basic earnings                   $0.45      $0.47      $1.12      $1.20
      Diluted earnings                 $0.36      $0.33      $0.89      $0.84
      Book value                      $10.86      $9.98     $10.86      $9.98
      Dividends per share              $0.05      $0.04      $0.15      $0.12
      Basic weighted average
       shares outstanding          2,001,219  1,765,561  1,962,374  1,737,700
      Diluted weighted average
       shares outstanding          2,729,342  2,825,731  2,722,635  2,823,450
      Shares outstanding at
       period-end                  2,017,351  1,847,123  2,017,351  1,847,123


                                                            At Period End
                                                         September  September
                                                         30, 2004   30, 2003
    Month End Balance:
      Assets                                              $342,045   $276,604
      Loans*                                               289,645    223,537
      Loans held for sale                                   28,798     21,930
      Investment securities                                  8,112     13,220
      Deposits                                             254,538    246,906
      Shareholders' equity                                  21,914     18,431

    YTD Average Balance:
      Assets                                              $316,101   $275,443
      Loans*                                               253,313    210,813
      Loans held for sale                                   32,605     32,159
      Investment securities                                  9,389     14,632
      Deposits                                             227,138    209,073
      Shareholders' equity                                  20,305     16,662

    Ratios:
      Return on average assets                               0.93%      1.01%
      Return on average
       shareholders' equity                                 14.41%     16.72%
      Shareholders' equity to
       total assets                                          6.41%      6.66%
      Loan loss allowance to loans                           1.21%      1.06%
      Loan loss allowance to non-
       performing assets                                   180.94%    138.00%
      Non-performing assets to
       total assets                                          0.56%      0.62%
      Net interest margin (tax
       equivalent basis)                                     4.21%      4.29%
      Bank's Tier 1 capital to
       average assets                                        7.56%      8.15%
      Bank's Tier 1 capital to
       risk weighted assets                                  8.92%      9.51%
      Bank's Total captial to risk
       weighted assets                                      10.14%     10.51%

      * Net of unearned income and loans held for sale



SOURCE  Commonwealth Bankshares, Inc.
    -0-                             11/10/2004
    /CONTACT: E.J. Woodard, Jr., CLBB, Chairman of The Board, President, and Chief Executive Officer, of Commonwealth Bankshares, Inc., +1-757-446-6904 or ewoodard@bocmail.net/
    /Web site:  http://www.bankofthecommonwealth.com /
    (CWBS)

CO:  Commonwealth Bankshares, Inc.
ST:  Virginia
IN:  FIN
SU:  ERN